EXHIBIT 26

Contact: Beacon Hill Partners, Inc.
         (800) 253-3814


FOR IMMEDIATE RELEASE


                       HIGH RIVER TENDER OFFERS FOR MCNEIL
                          LIMITED PARTNERSHIPS EXTENDED


     New York, New York, October 21, 1996--High River Limited Partnership ("High River") announced today that it has extended the expiration date of its tender offers (the "Tender Offers") for units of limited partnership interest ("Units") in each of McNeil Pacific Investors Fund 1972 ("MPIF"), McNeil Real Estate Fund IX, Ltd. ("MREF IX"), McNeil Real Estate Fund X, Ltd. ("MREF X"), McNeil Real Estate Fund XI, Ltd. ("MREF XI"), McNeil Real Estate Fund XIV, Ltd. ("MREF XIV"), McNeil Real Estate Fund XV, Ltd. ("MREF XV"), McNeil Real Fund XX, L.P. ("MREF XX"), McNeil Real Estate Fund XXIV, L.P. ("MREF XXIV"), McNeil Real Estate Fund XXV, L.P. ("MREF XXV"), McNeil Real Estate XXVI, L.P. ("MREF XXVI"), and McNeil Real Estate Fund XXVII, L.P. ("MREF XXVII"). The Tender Offers, as extended, will expire at 12:00 midnight, New York City time, on Friday, November 1, 1996.

     High River also announced that, at a trial held on October 17, 1996 in United States District Court for the Central District of California, Judge Stephen V. Wilson granted High River's request for an order directing MPIF, MREF IX, MREF X, MREF XI, MREF XIV, MREF XV, MREF XX, MREF XXIV and MREF XXV to turn over current lists of Unitholders to High River immediately. The Partnerships had claimed that they were not required to provide the lists to High River because High River's Tender Offers were illegal, misleading and violative of the terms of various McNeil partnership agreements. Judge Wilson also denied the Partnerships' requests to enjoin High River's Tender Offers.

     Approximately 332 Units of MPIF, 993 Units of MREF IX, 723 Units of MREF X, 1,993 Units of MREF XI, 366 Units of MREF XIV, 864 Units of MREF XV, 523 Units of MREF XX, 360 Units of MREF XXIV, 248,525 Units of MREF XXV, 108,674 Units of MREF XXVI and 23,449 Units of MREF XXVII have been tendered to the depositary pursuant to the Tender Offers.

     The Tender Offers are being made pursuant to Offers to Purchase dated September 20, 1996, as amended.